EXHIBIT 23.2

NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

      The Ultimate Software Group, Inc. (the “Company”) has not received the consent of Arthur Andersen LLP to the incorporation by reference of its report on the consolidated financial statements of the Company as of December 31, 2001 and for the two years in the period then ended into the following registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”): the registration statements on Form S-8 (Nos. 33-55985 and 333-91332).

      The Company has dispensed with the requirement to file Arthur Andersen LLP’s consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into the Company’s registration statements under the Securities Act, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.